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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 16, 2005, relating to the financial statements and financial highlights which appears in the October 31, 2005 Annual Report to Shareholders of Laudus Balanced MarketMasters Fund (effective May 1, 2006 to be known as Schwab Viewpoints Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California
April 27, 2006